INTELECT COMMUNICATIONS SYSTEMS LIMITED
                             SUBSCRIPTION AGREEMENT
                                       FOR
                       SERIES A CUMULATIVE PREFERRED STOCK


     THIS SUBSCRIPTION AGREEMENT (this "Agreement") made and entered into as of this 30th day of May 1997, by and between INTELECT COMMUNICATIONS SYSTEMS LIMITED, a company incorporated in Bermuda with limited liability ("ICSL" or the "Company") and THE COASTAL CORPORATION SECOND PENSION TRUST ("Coastal") (the "Parties"):

                                 W I T N E S S:

     WHEREAS, the Company has authorized share capital consisting of (a) 80,000,000 shares $.01 per share par value common stock ("Common Stock") and (b) 15,000,000 shares $.01 per share par value preferred stock;

     WHEREAS, the Company has authorized the issuance of 10,000,000 shares $.01 per share par value, ten percent dividend, cumulative, convertible preferred stock, Series A, priced at $2.0145 ("Preferred Stock");

     WHEREAS, Coastal wishes to purchase the Preferred Stock for the consideration and on the terms and conditions set forth herein;

     WHEREAS, the Parties desire to memorialize their agreement for the issuance and acquisition of the Preferred Stock of ICSL;

     NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements herein contained, the Company and Coastal agree as follows:

                                    ARTICLE 1
                                  GENERAL TERMS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

     "Act" shall mean the Securities Act of 1933, as amended.

     "Agreement" shall mean this Agreement, as the same may from time to time be amended, modified or supplemented.

     "Amended and Restated Note" shall mean the Amended and Restated Note the form of which is attached hereto as Exhibit A

     "Business Day" shall mean a day (other than a Saturday, Sunday or legal holiday) for commercial lenders pursuant to the laws of the State under which Coastal is governed.

     "Capital Stock" shall mean all common and preferred stock of the Company, but shall not include preferred stock subject to mandatory redemption requirements.

     "CERCLA" shall have the meaning given in Section 4.01(k).

     "Claim" shall have the meaning given in Section 8.02.

     "Closing" shall have the meaning given in Section 2.01(b).

     "Coastal" shall mean The Coastal Corporation Second Pension Trust.

     "Common Stock" means the common shares of ICSL, par value $.01 per share.

     "Company" shall mean ICSL, including all successors thereto, and whether merged, consolidated, reincorporated or as its name, domicile or jurisdiction may change from time to time.

     "Company and its Consolidated Subsidiaries" shall mean the Company and its Subsidiaries which are taken on a consolidated basis for financial reporting purposes. The Consolidated Subsidiaries of the Company are: Intelect Systems Corp.; Intelect Network Technologies Company (formerly Intelect, Inc.); DNA Enterprises, Inc.; Intelect Visual Communications Corp.; and Intelect Network Systems, Ltd.

     "Default" shall mean the occurrence of any of the events specified in
Article 7 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

     "Designation of Rights and Preferences" and "Designation" shall have the meaning given in Section 2.01(a).

     "Dollar", "Dollars" and "$" shall mean the lawful currency of the United States of America.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all current rules and regulations promulgated thereunder.

     "Event of Default" shall mean the occurrence of any of the events specified in Article 7 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

     "Financial Statements" shall mean the financial statements of the Company described in Section 5.01 hereof.

     "GAAP" shall mean generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

     "Indebtedness" shall mean all principal, interest and commitment fees owing by the Company to Coastal in connection with the Note or this Agreement.

     "Indemnified Party" shall have the meaning given in Section 8.02.

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

     "Loan Agreement" shall mean the Loan Agreement dated May 8, 1997, and all Exhibits hereto, including the Promissory Note, as they may be amended from time to time.

     "Material Adverse Effect" shall mean a material and adverse effect on the operations or financial condition of the Company or its Subsidiaries.

     "Note" shall mean the Promissory Note of the Company described in the Loan Agreement.

     "Parties" shall have the meaning given in the Preamble.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Permitted Liens" means (a) Liens now or hereafter securing the Note; (b) pledges or deposits made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs; (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business; (d) Liens for taxes and Liens imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords), if (i) no


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amounts are due and payable and no Lien has been filed (or agreed to), or (ii)
the validity or amount secured thereof is being contested in good faith by lawful proceedings diligently conducted, reserves required by GAAP have been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance; (e) Liens currently in existence; (f) Liens covering purchase money debt incurred to finance equipment or inventory in the ordinary course of business; and (g) Liens securing the indebtedness to St. James Capital Corp.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

     "Plan" shall mean any multi-employer plan or single employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained, or at any time during the five (5) calendar years preceding the date of this Agreement was maintained, for employees of the Company or a Subsidiary.

     "Preferred Stock" shall have the meaning given in the Recitals.

     "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Redemption" shall have the meaning given in Section 2.02(a).

     "Registration Rights Agreement" means the Registration Rights Agreement the form of which is attached hereto to Exhibit B, as originally executed or as it may from time to time be supplemented, modified or amended.

     "Securities Act" means the Security Act of 1933, as amended.

     "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by the Company and/or one or more of its Subsidiaries.

     "Transaction Documents" means this Agreement, the Designation, the Registration Rights Agreement and all Exhibits, Certificates and Opinions pertaining thereto.

                                    ARTICLE 2
                             TERMS OF SUBSCRIPTIONS

     Section 2.01 Issuance and Purchase of Preferred Stock.

          (a) On the terms and subject to the conditions of this Agreement, the Company agrees to issue, and Coastal agrees to purchase, 2,482,005 shares of the Preferred Stock for a purchase price of Two and 1.45/100 Dollars ($2.0145) per share, for an aggregate purchase price of Five Million Dollars ($5,000,000) in immediately available funds. The Preferred Stock shall have the designations, preferences, rights and limitations as specified in the Certificate of Designation of Rights and Preferences dated May 30, 1997.

          (b) The sale and purchase of the Preferred Stock shall take place at 10:00 AM, May 30, 1997, at the offices of Coastal at Nine Greenway Plaza, Houston, Texas and thereafter until completed (the "Closing"). At the Closing, the Company shall deliver to Coastal certificates evidencing the shares of Preferred Stock, registered in the name of Coastal, against payment as specified herein. Payment shall be in the form of a wire transfer to an account designated by the Company. The Closing shall be subject to the conditions set forth in
Article 3.

     Section 2.02 Conversion of Loan to Preferred Stock .

          (a) At any time, and from time to time, at which there is Indebtedness outstanding, Company may request, or Coastal may require, that all or part of the balance of such Indebtedness be redeemed in the form of issuance of the Preferred Stock of the Company at a redemption price of one hundred percent (100%) of the principal amount of such Indebtedness to be redeemed, in each case, plus accrued and unpaid interest to the date fixed for redemption (the "Redemption"). Such request shall be in writing and the stock shall be issued within five (5) Business Days after receipt of such notice. The number of shares of Preferred Stock issued in satisfaction of the Redemption shall be equal to the product of the amount of the Indebtedness to be redeemed divided by the price per share of the Preferred Stock stipulated in Section 2.07(b) of the Loan Agreement, Two and 1.45/100 Dollars ($2.0145) per share.

          (b) At the Closing, on the terms and subject to the conditions of this Agreement, the Company agrees to issue, and Coastal agrees to accept 1,737,404 shares of the Preferred Stock at a purchase price of Two and 1.45/100 Dollars ($2.0145) per share, for an aggregate purchase price of Three Million Five Hundred Thousand and 36/100 Dollars ($3,500,000.36), said amount to be credited against, and in partial redemption of, the Indebtedness. The Redemption of the Preferred Stock shall take place at 10:00 AM, May 30, 1997 at the offices of Coastal at Nine Greenway Plaza, Houston, Texas. At the Redemption, the Company shall deliver to Coastal certificates evidencing the shares of Preferred Stock, registered in the name of Coastal, against payment as specified herein. The Redemption shall be subject to the conditions set forth in Article 3. Company shall execute and deliver an Amended and Restated Note in the form attached as Exhibit B to reflect cancellation of that portion of the Indebtedness redeemed.

          (c) Each subsequent Redemption until the Indebtedness, including all amounts due and owing under the Amended and Restated Note, has been paid in full, shall be subject to certification satisfactory to Coastal that the conditions of Article 3 hereof have been met and are satisfied as of the date of such Redemption. As of each such Redemption, Coastal shall annotate the Amended and Restated Note to reflect cancellation of that portion of the Indebtedness redeemed. All fees and disbursements (including, without limitation, all investment banking, legal and other fees and disbursements) of Coastal in connection with each Redemption shall be paid, to the extent that the Company has been billed at least one Business Day prior to the Redemption date, upon the Redemption, and upon request thereafer to the extent not paid.

     Section 2.03 Restrictive Legend. Each certificate representing shares of the Preferred Stock shall be inscribed with the following restrictive legend:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. NO SALE, OFFER TO SELL, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE ACT, WITH RESPECT TO SUCH SHARES IS THEN IN EFFECT OR UNLESS THE HOLDER OBTAINS AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE BLUE SKY LAW. THE COMPANY WILL FURNISH TO ANY STOCKHOLDER, UPON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE SHARES OF EACH SERIES OF PREFERRED STOCK AUTHORIZED TO BE ISSUED BY THE COMPANY."

     Section 2.04 Rights and Preferences. The Preferred Stock shall have the designations, preferences, rights and limitations as specified in the Certificate of Designation of Rights and Preferences dated May 30, 1997, including rights to convert the Series A Preferred Shares into Common Stock.

     Section 2.05 Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company or other securities or property upon conversion of the Preferred Shares; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in the name other than that of the holder of the Preferred Shares in respect of which such shares are being issued.


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     Section 2.06 Registration Rights. The Company agrees to grant to Coastal certain registration rights under a Registration Rights Agreement, the form of which is attached as Exhibit B, to be executed at Closing, covering registration rights in respect to the Common Stock to be acquired upon conversion of the Preferred Stock acquired under this Agreement upon Closing or Redemption or as dividends upon the Preferred Stock or otherwise.

     Section 2.07 Right of First Refusal. Provided that Coastal has acquired the Series A Preferred Stock as provided in Section 2.01, for so long as Coastal holds any security or warrant for a security of the Company, in addition to any other rights granted in this Agreement or the Designation, Company hereby grants to Coastal the rights of first refusal to participate in any offering of an equity interest, including common stock, preferred stock, warrants or convertible debentures, to be offered by Company or brought to Company, but excluding (i) underwritten public offerings of Common Stock, (ii) project financings, (iii) bank financings, (iv) any capital stock of the Corporation issued pursuant to warrants or other rights issued prior to the date hereof, (v) the issuance, sale, exercise or conversion or grant of options to purchase Common Stock pursuant to any of the Corporation's employee stock option, compensation, bonus or incentive plans or otherwise, and (vi) the issuance or sale of any equity or debt securities used in acquisitions by the Corporation of operating assets or stock of entities to be owned and operated by the Corporation or a Subsidiary. The procedures for notice and exercise of such right of first refusal are as follows:

          (a) In the event that Company offers, seeks to offer, or receives a proposal to offer, an equity interest, including preferred stock, warrants or convertible debentures, Company shall first offer the right to participate in such offering to Coastal. Company shall deliver a true copy of such proposal, term sheet, information memorandum or other offering description ("Proposal") to Coastal.

          (b) Coastal shall have thirty (30) days thereafter to indicate its intent to participate at the price and otherwise on the terms and conditions contained in such Proposal by giving written notice to Company to such effect within said period and stating therein the quantity of securities to be purchased. All other terms and conditions of Coastal's participation in such offering shall be on a commercially reasonable basis, and in compliance with all applicable laws and regulations. Coastal may conduct such due diligence as is reasonably necessary and appropriate under the circumstances.

          (c) If Coastal fails to exercise its right of first refusal within such thirty (30) day period, then the Company shall have one hundred twenty
(120) days thereafter to sell the securities with respect to which Coastal's rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event that the Company has not sold the securities within such one hundred twenty
(120) day period, the Company shall not thereafter issue or sell any securities without first offering such securities to Coastal in the manner provided above.

          (d) In any event, if and when the proposed transaction is consummated, a true and correct copy of the offering documents shall be delivered to Coastal.

                                    ARTICLE 3
                                   CONDITIONS

     The obligation of Coastal to purchase the Preferred Stock is subject to the satisfaction of the following conditions:

     Section 3.01 Secretary's Certificates. Coastal shall have received certificates of the Secretary or an Assistant Secretary of the Company setting forth (i) resolutions of its Board of Directors in form and substance satisfactory to Coastal with respect to the authorization of this Agreement and the officers of the Company authorized to sign such instruments, (ii) specimen signatures of the officers so authorized, and (iii) a certified copy of the Designation.

     Section 3.02 Good Standing. Company shall deliver certificate of good standing for Company and its Subsidiaries.

     Section 3.03 No Default. Coastal shall have received certificates of an officer of the Company stating no Default shall have occurred and be continuing which in any respect could have a Material Adverse Effect on the

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Company or any Subsidiary and there shall not have occurred and be continuing any condition, event or act which constitutes an Event of Default under any instrument evidencing borrowed money to which the Company or any Subsidiary is bound.

     Section 3.04 Regulatory Requirements. The Parties to this Agreement have determined that all regulatory requirements which are conditions precedent to the execution of this Agreement has been met, or the time for such approvals shall have lapsed and no further regulatory action be required.

     Section 3.05 Representations and Warranties. The representations and warranties made by the Company herein and in every other written document delivered pursuant hereto shall then be true in all material respects; and the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them at or before the Closing.

     Section 3.06 Payment of Fees and Disbursements. All fees and disbursements (including, without limitation, all investment banking, legal and other fees and disbursements) of Coastal in connection with the transactions contemplated by this Agreement, or any other Transaction Documents shall have been paid, to the extent that the Company has been billed at least one Business Day prior to the Closing or Redemption date.

     Section 3.07 Opinions of Counsel.

          (a) Coastal shall have received from United States counsel for the Company, an opinion addressed to Coastal to the effect that:

              (i) the Company is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda, and has the corporate power to conduct its business, to enter into and to perform its obligations under this Agreement, and to issue the Preferred Stock;

               (ii) the authorized capital stock of the Company consists of (x) 80,000,000 shares of Common Stock, US $.01 par value, and (y) 15,000,000 shares of Preferred Shares, US $.01 par value, with the only Preferred Shares issued being those to be issued to Coastal under this Agreement;

               (iii) upon the payment of the consideration described in this Agreement, the Preferred Stock will be duly authorized, validly issued, fully paid, and nonassessable;

               (iv) all shares of Common Stock issuable upon conversion of the Preferred Shares have been duly reserved for issuance and, when issued upon conversion of the Preferred Shares in accordance with its terms, will be duly authorized, validly issued, fully paid, and nonassessable;

               (v) all shares of Common Stock issuable in payment of dividends on Preferred Shares as provided for in this Agreement will be, when so issued, duly authorized, validly issued, fully paid, and nonassessable.

               (vi) The Company has the corporate power to execute, deliver and carry out the terms and provisions of the Agreement and the Transaction Documents and has taken all necessary corporate action to authorize the execution, delivery and performance thereof. The Agreement and the Note have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

               (vii) To the best of our knowledge without having undertaken an independent investigation, neither the execution, delivery or performance by the Company of the Transaction Documents nor the consummation of the transactions therein contemplated, nor compliance with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule or regulation, or of any order, writ, injunction or decree of any court or governmental instrumentality known to such counsel or (ii) will conflict,

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     or be inconsistent with, or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Memorandum of Association or Bye-Laws of the Company.

               (viii) To the best of our knowledge, except as disclosed in the Financial Statements, there are no actions, suits or proceedings pending or threatened against or affecting the Company before any court or before any governmental or administrative body or agency the outcome of which is likely to materially and adversely affect the operations, business, property or assets or the financial condition of the Company.

               (ix) No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance of the Agreement or the Transaction Documents, or (ii) the legality, validity, binding effect or enforceability of the Agreement or the Transaction Documents.

               (x) To the best of our knowledge, each of the representations and warranties of the Company set forth in any of the Transaction Documents are true and correct as of the date hereof and all conditions precedent under the Transaction Documents have been satisfied.

          (b) Coastal shall have received from Bermuda counsel for the Company, an opinion addressed to Coastal in the form attached as Exhibit C.

          (c) The opinions required by this Section may, as to matters of fact, be given in reliance upon certificates of officers of the Company and public officials and shall contain such other normal and customary qualifications.

     Section 3.08 NASDAQ Requirements. Nothing in the Transaction Documents may be read or construed (i) to violate the rules of the Securities and Exchange Commission or any market in which shares of ICSL are traded, and including the maintenance criteria of the NASDAQ Rule 4460(i)(1)(D)(iii), (as applied to all shares of ICSL's Common and Preferred Stock deemed to be aggregated under said
Rule), or (ii) to trigger the right of first refusal under ICSL's 7.5% and 7% Convertible Debentures, and the Parties agree that in the event either (i) or
(ii) would otherwise occur, this Agreement shall not be enforceable against either Party to the extent of such occurrence, and further, the Parties agree that in the event either (i) or (ii) would otherwise occur, they shall amend this Agreement to reflect, and the Designation of Rights and Preferences of the Preferred Stock shall reflect, such adjustment to price or quantity as may be necessary to avoid the occurrence of either (i) or (ii).

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

     Section 4.01 By The Company. The Company represents and warrants to Coastal that:

          (a) Organization. ICSL is a corporation duly existing and in good standing under the laws of Bermuda. Each of Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the Company or such Subsidiary owns real Property or conducts such business, where the failure to maintain such good standing or authorization is reasonably expected to have a Material Adverse Effect.

          (b) Authorization; No Conflict. The execution and delivery of this Agreement, and the performance by the Company of its obligations under this Agreement are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required) and do not and will not contravene or conflict with any rule, regulation, decree or order or provision of law

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or of the charter or the Bye-Laws of the Company or of any agreement binding upon the Company or any of its properties, except to the extent any such consent or approval has been obtained or waived, and delivered to Coastal.

          (c) Capitalization. At the date of this Agreement, the authorized Capital Stock of the Company consists of 80,000,000 shares of Common Stock, US $.01 of which ____ are issued and outstanding as of ___________, 1997, and 15,000,000 preferred shares, US $.01 of which no shares are issued and outstanding prior to the issuance of the Preferred Stock to Coastal under this Agreement. As of May 8, 1997, there were 20,531,598 shares of Common Stock outstanding.

          (d) Valid Issuance of Securities. Upon receipt of the consideration from Coastal as described herein, the Preferred Stock will be duly authorized, validly issued, fully paid, and nonassessable. All shares of Common Stock issuable in payment of dividends on outstanding Preferred Shares, and all shares of Common Stock issuable upon conversion of the Preferred Stock, will be duly reserved for issuance, and when so issued, will be duly authorized, fully paid, and nonassessable.

          (e) Binding Obligations. This Agreement constitutes the binding obligation of the Company, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or the right to obtain the remedy of specific performance.

          (f) Financial Condition. The audited annual consolidated Financial Statements of the Company and its Consolidated Subsidiaries for its most recently ended fiscal year (the "1996 Financial Statements"), and the unaudited consolidated interim Financial Statements of the Company and its Consolidated Subsidiaries for its most recently ended fiscal quarter (for which such annual or quarterly Financial Statements are available), which have been delivered to Coastal, are complete and correct in all material respects, have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial condition and results of the operations of the Company and its Consolidated Subsidiaries as at the date or dates and for the period or periods stated (subject only to normal year-end audit adjustments with respect to such unaudited interim statements). No material adverse change has since occurred in the consolidated financial condition or operations of the Company and its Consolidated Subsidiaries, except as otherwise disclosed to Coastal.

          (g) Defaults. Except for defaults in payments required to be made in connection with the acquisition of DNA Enterprises, Inc., as described in "Note 24 (b)" of the 1996 Financial Statements, neither the Company nor any Subsidiary is in Default (in any respect which materially and adversely affects the consolidated business, Property, operations or financial condition of the Company and its Consolidated Subsidiaries) under any instrument evidencing borrowed money to which the Company or a Subsidiary is a party or by which it is bound.

          (h) Tax Returns and Payments. The Company has (i) filed all tax returns which it is required to file, where the failure to file such returns would have a Material Adverse Effect on the consolidated financial condition or operations of the Company and its Consolidated Subsidiaries, and (ii) paid, or has provided adequate reserves for the payment of all material federal and state income taxes applicable for all prior fiscal years and for the current fiscal year down to the date hereof.

          (i) Litigation Representation. Except for those matters disclosed in "Notes 19 and 24 (b)" of the 1996 Financial Statements, there is no litigation (including without limitation, derivative actions), arbitration proceedings or governmental proceedings pending or, to the knowledge of the Company, threatened against it or any Subsidiary which involves the reasonable probability of a judgment not covered by insurance and which would have a Material Adverse Effect on the Company and its Consolidated Subsidiaries.

          (j) Compliance with ERISA. The Company and each of its Subsidiaries are in compliance in all material respects with ERISA. Neither the Company nor any of its Subsidiaries has any material liability under any type of Plan. No reportable event, as set forth in Section 4043(b) of ERISA, has occurred and is continuing with respect to any Plan which results in any material liability to the PBGC.


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          (k) Environmental Matters. Neither the Company nor any Subsidiary (i)
has received written notice, nor has any officer of the Company otherwise learned, of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate would have a Material Adverse Effect, arising in connection with: (x) any noncompliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statutes and regulations or (y) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) to the best of Company's knowledge, has any liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which in the aggregate would have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Company or any Subsidiary is or may be liable where the taking or the failure to take such remedial action would have a Material Adverse Effect, or (iv) has received notice that the Company or any Subsidiary is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any analogous state law, the failure to comply with which would have a Material Adverse Effect. To the best of the Company's knowledge, the Company and each Subsidiary is in compliance in all material respects with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, the failure to comply with which would have a Material Adverse Effect.

          (l) Compliance with Applicable Laws. Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any governmental authority, which default would have a Material Adverse Effect. To the best of the Company's knowledge, the Company and each Subsidiary is in compliance with all applicable statutes, rules and regulations, including ERISA, of all governmental authorities, and (except as disclosed to Coastal) of every exchange on which the Capital Stock of the Company is listed, a violation of which would have a Material Adverse Effect.

          (m) Patents, Licenses, Etc. Except for those matters described in "Note 8" to the 1996 Financial Statements, the Company warrants that it has all right and title to, and has maintained and caused each Subsidiary to maintain in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations, easements and other rights as are necessary for the conduct of the business of Company and its Consolidated Subsidiaries, where the termination of such rights would have a Material Adverse Effect.

          (n) Disclosure. Each of Company's representations in the Transaction Documents are true, complete and accurate in all material respects. Company has disclosed all material facts of which it has knowledge and regarding the transaction contemplated by this Agreement. Company has not failed to disclose to Coastal any material fact necessary in order to make any statement made, in light of the circumstances under which made, not misleading.

     Section 4.02 By Coastal. Coastal represents and warrants to the Company that:

          (a) Binding Obligation. his Agreement constitutes a valid and binding obligation of Coastal enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights, and equitable remedies.

          (b) No Conflict. Coastal's execution, delivery and performance of this Agreement does not, violate, conflict with, or constitute a breach of or default under any loan or credit agreement, indenture, mortgage, deed of trust, contract, lease, license, or other contract or agreement to which Coastal is a party or by which its property is bound, or violate any order, writ, injunction, or decree of any court, administrative agency or governmental body.

          (c) No Approvals. No consent, approval or authorization of, or declaration to or filing with, any governmental or private party is required for the valid authorization, execution, delivery and performance by Coastal of this Agreement.

          (d) No Litigation. There are no claims, actions, suits, proceedings or investigations pending, or, to the knowledge of Coastal threatened against it, which, if adversely resolved, would materially impair its ability to perform its obligations under this Agreement or which challenge the legality of, or seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.

          (e) Investment Purpose. The Securities to be issued to Coastal under or as contemplated in this Agreement are being acquired, or will be acquired for investment, for its own account, and not with a view to, or for resale in connection with, any distribution of Securities within the meaning of the Securities Act. No Securities may be sold, transferred, or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except under any exemption from those laws.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

     Section 5.01 Financial Statements and Reports. The Company will promptly furnish to Coastal:

          (a) Annual Reports. As soon as available and in any event within one hundred and twenty (120) days after the close of each fiscal year of the Company, the audited balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, the audited statement of income of the Company and its Consolidated Subsidiaries for such year, and the audited statement of reconciliation of capital accounts of the Company and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the opinion of independent public accountants of national standing; and

          (b) Quarterly Reports. As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly periods in each fiscal year of the Company, a copy of the Company's Form 10-Q as filed with the Securities and Exchange Commission.

          (c) Other Information. Such other information regarding the financial condition and operations of the Company and its Consolidated Subsidiaries as Coastal may reasonably request. All such balance sheets and other Financial Statements referred to in Subsections 501(a) and (b) above shall conform to GAAP except for such changes in accounting principles or practice with which the independent public accountants concur, and subject to normal year-end audit adjustments with respect to the unaudited quarterly statements described in Subsection 5.01(b) hereof.

          (d) Actions. Notice of all actions, suits, claims, proceeding, investigation and inquiries that could reasonably be expected to have a Material Adverse Effect

          (e) Defaults. Promptly, and in any event within three(3) Business Days, after any officer of the Company obtains knowledge of the existence of any Default under this Agreement or a default under any other contract to which the Company is a party and which could reasonably be expected to have a Material Adverse Effect.

     Section 5.02 Legal Existence. The Company will, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises; provided, however, that nothing in this Section 5.02 shall prevent (i) the withdrawal by the Company or any Subsidiary of its qualification as a foreign corporation in any jurisdiction; (ii) a consolidation or merger permitted by other provisions of this Agreement; or (iii) the redomicile of ICSL as to a jurisdiction within the United States. The Company will use, and will cause each Subsidiary to use, its best efforts to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its Property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

     Section 5.03 Use of Proceeds. The proceeds hereunder are to be used to meet the working capital requirements of Company and its Subsidiaries. No part of the proceeds may be used to prepay any loan or debt obligation of the Company, to acquire the stock or assets of any unrelated entity, or for any other purpose not in the ordinary course of business of Company or its Subsidiaries, provided that the proceeds may be used to pay the current obligations and other corporate requirements of Company, provided further, that the proceeds may not be used to pay the obligations incurred by the Company in connection with the acquisition of DNA Enterprises, Inc. without Coastal's written consent, which shall not be unreasonably withheld.

     Section 5.04 Insurance. The Company shall maintain, and cause each Subsidiary to maintain, insurance on its Property against such risks and in substantially the same amounts as are currently maintained, including, without limitation, general liability and workers' compensation insurance.

     Section 5.05 Maintenance of Property. The Company shall cause all material Property owned by or leased to the Company or any Subsidiary and used or useful in the conduct of the Company's business or the business of any Subsidiary to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or such Subsidiary may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the use, operation or maintenance of any such Property, or disposing of any such Property, if such discontinuance or disposal is, in the judgment of the Board of Directors or the board of directors, board of trustees or managing partners of the Subsidiary concerned, or of any officer (or other agent employed by the Company or any of its Subsidiaries) of the Company or such Subsidiary having managerial responsibility for any such Property, desirable in the conduct of the business of the Company or any Subsidiary, and if such discontinuance or disposal is not disadvantageous in any material respect to Coastal.

     Section 5.06 Inspection of Property; Books and Records; Discussions. Upon reasonable request by Coastal, the Company shall permit representatives of Coastal, upon at least two (2) Business Days' prior written notice to a financial officer of the Company and subject to assertions of attorney-client privilege and to confidentiality obligations reasonably necessary to protect proprietary information, to visit the offices of the Company and its Subsidiaries, to inspect, under guidance of officers of the Company, any of its Property and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Company and its Subsidiaries with the officers thereof.

     Section 5.07 Patents, Licenses, Etc. With the exception of the matter in "Note 8" of the 1996 Financial Statements, the Company shall maintain and cause each Subsidiary to maintain, in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations, easements and other rights as are necessary for the conduct of its business, the termination of which would have a Material Adverse Effect. With the exception of the matter in "Note 8" of the 1996 Financial Statements, Company shall pay all royalties, annuities and license fees as they become due and shall not forfeit or allow to lapse any rights under any patent, copyright or license.

     Section 5.08 Further Assurances. The Company will promptly cure any defects in the creation and execution of the Transaction Documents. The Company, at its expense, will promptly execute and deliver to Coastal all such further documents, agreements and instruments as may reasonably be requested by Coastal in order to effect any obligation of the Company under this Agreement.

     Section 5.09 Reimbursement of Expenses. The Company will, upon request, promptly reimburse Coastal for all amounts expended, advanced or incurred by Coastal (including reasonable attorneys' fees and disbursements) to satisfy any obligations of the Company under this Agreement or to enforce the rights of Coastal under this Agreement, including all fees and disbursements (including, without limitation, all investment banking, legal and other fees and disbursements) of Coastal in connection with the transactions contemplated by this Agreement, or any other Transaction Documents.

     Section 5.10 Notice of Certain Events. The Company shall promptly notify Coastal if the Company learns of any of the following if such occurs while the Loan is outstanding: (i) any event which constitutes a continuing Default or Event of Default, together with a detailed statement by a financial officer of the Company of the steps being taken to cure the effect of such Default or Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness for borrowed money of the Company or any Subsidiary with respect to a claimed default, together with a detailed statement by a financial officer of the Company specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Company or such Subsidiary is taking or proposes to take with respect thereto, or (iii) the commencement of any legal, judicial, or regulatory proceedings affecting the Company or any Subsidiary or any Property of the Company or such Subsidiary not covered by insurance and which could reasonably be expected to be adversely determined and which, if so determined, would have a Material Adverse Effect on the business or the financial condition of the Company and its Consolidated Subsidiaries; or (iv) any dispute between the Company or any Subsidiary and any governmental or regulatory body or any other Person which, could reasonably be expected to be adversely determined, and which, if so determined, could reasonably be expected to materially interfere with the normal business operations of the Company and its Consolidated Subsidiaries; or (v) the occurrence of any material adverse changes in the financial condition or operations of the Company and its Consolidated Subsidiaries from those reflected in the latest Financial Statements.

     Section 5.11 Hart-Scott-Rodino. The Company agrees to file such notices of exemption or applications for approval or authority as it, in consultation with legal counsel, deems necessary or advisable with the Federal Trade Commission and the Antitrust Division of the Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (15 U.S.C. ss.18a) as amended and the rules and regulations promulgated thereunder by the Federal Trade Commission. Coastal will assist in preparation of the filing and any response required by either entity.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

     Without the consent of Coastal, the Company will not:

     Section 6.01 Payment of Dividends. Declare or pay any dividend or make any distribution on its Capital Stock or to the holders of its Capital Stock (other than (i) dividends or distributions payable in its Capital Stock and (ii) dividends on its Preferred Stock other than mandatory redemption Preferred Stock of the Company) or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, any such Capital Stock if at the time of such action any Loan under this Agreement is outstanding; provided, however that Company shall be permitted to repurchase its 7.5% Convertible Debentures dated August 9, 1996 and 7% Convertible Debentures dated October 15, 1996.

     Section 6.02 Liens and Pledges of Assets and Stock. Company shall not, nor permit any Subsidiary to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on all or substantially all of the assets of the Company or any Subsidiary or the capital stock of any Subsidiary without the consent of Coastal which consent shall not be unreasonably withheld; provided, however, that this Section shall not prohibit the Company or any Subsidiary from creating, assuming or suffering to exist the following Liens: (i) Liens existing as of the date hereof and renewals and replacements thereof or the repledging of assets pledged thereunder; (ii) Liens created under existing mortgages and pledge agreements; (iii) Liens incurred in the ordinary course of business not in connection with the borrowing of money; or (iv) Permitted Liens.

     Section 6.03 Patents, Licenses, Etc. The Company shall not sell or transfer any material licenses, copyrights, patents, permits, applications, reports, authorizations, easements and other rights necessary for the conduct of its business, the termination of which would have a Material Adverse Effect. Company shall not forfeit or allow to lapse any rights under any patent, copyright or license, the loss of which would have a Material Adverse Effect.

     Section 6.04 Consolidation or Merger. Enter into or permit any Subsidiary to enter into any merger or consolidation unless, in the case of the Company, the surviving entity (i) is in compliance with the covenants contained in this Agreement immediately after such merger, (ii) assumes all obligations of the Company under this Agreement, and (iii) is organized under the laws of the United States or any state thereof, provided that nothing herein shall prohibit the merger of one or more Subsidiaries into the Company or any other Subsidiary.

     Section 6.05 Sale of Assets. Sell or otherwise transfer all or substantially all of its fixed assets or permit any Subsidiary to do so; provided that nothing herein shall prohibit the sale or transfer of fixed assets of a Subsidiary to the Company or to another Subsidiary.

     Section 6.06 Liquidation. The Company shall not adopt a plan of liquidation which provides for, contemplates or the effectuation of which is preceded by (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Company to the holders of Capital Stock of the Company unless the Company shall in connection with the adoption of such plan make provision for, or agree that prior to making any liquidating distributions it will make provision, reasonably satisfactory to Coastal, for the satisfaction of the Company's obligations under the Transaction Documents.

     Section 6.07 Restrictive Agreements Prohibited. Enter into or continue to be a party to any agreement which by its terms restricts the Company's performance of this Agreement or any related document or the terms of the Preferred Stock or any agreement which by its terms restricts the payment by the Company of any dividends or other distributions with respect to Coastal's shares of Preferred Stock or Common Stock.

     Section 6.08 Bye-Laws. Amend the Bye-Laws in any way which would by its terms restrict the Company's performance of this Agreement or any related document or the terms of the Preferred Stock or which by its terms restricts the payment by the Company of any dividends or other distributions with respect to Coastal's shares of Preferred Stock or Common Stock.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

     Section 7.01 Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

          (a) Default on Other Debt. Other than the matters disclosed in "Notes 8" and "24(b)" of the 1996 Financial Statements, the Company or any Subsidiary fails to make payment when due on any indebtedness for borrowed money in an aggregate principal amount in excess of One Hundred Thousand Dollars ($100,000) at the time outstanding (after giving effect to any applicable grace periods); or any default shall occur with respect to any such indebtedness, or under any agreement securing or relating to such indebtedness, the effect of which is to cause or to permit any holder of such indebtedness or a trustee to cause (whether or not such holder or trustee elects to cause) such indebtedness, or portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment and such default remains uncured for a period of thirty (30) days; or

          (b) Non-Payment of Indebtedness. Default is made in the payment or prepayment when due of any Indebtedness and such Default continues for a period in excess of five (5) days; or

          (c) Representations and Warranties. Any representation or warranty made by the Company in this Agreement proves to have been incorrect in any material respect as of the date hereof; or any representation, statement (including Financial Statements), certificate or data furnished or made by the Company under this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated and which in either such case may constitute a Material Adverse Effect; or

          (d) Covenants. Default is made in the due observance or performance of any of the covenants or agreements contained in this Agreement to be kept or performed by the Company and such Default continues unremedied for a period of thirty (30) days after the earlier of (i) notice thereof being given by Coastal to the Company, or (ii) such Default otherwise becoming known to the Company, where such Default would have a Material Adverse Effect; or

          (e) Involuntary Bankruptcy or Receivership Proceedings. A custodian, receiver, conservator, liquidator or trustee of the Company or any Subsidiary or of any Property thereof is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains unstayed for more than sixty (60) days; or the Company or any Subsidiary is adjudicated bankrupt or insolvent and such order or decree remains unstayed for more than sixty (60) days; or any Property of the Company or any Subsidiary is sequestered by court order; or a petition is filed against the Company or any Subsidiary under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and is not stayed or dismissed within sixty (60) days after such filing; or

          (f) Voluntary Petitions. The Company or any Subsidiary files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or consents to the filing of any such petition under any such law; or

          (g) Assignments for Benefit of Creditors, Etc. The Company or any Subsidiary makes an assignment for the benefit of its creditors, or admits its inability to pay its debts as they become due, or consents to the appointment of a receiver, custodian, trustee or liquidator of the Company or any Subsidiary or of all or any part of its respective Property; or

          (h) Discontinuance of Business. The Company, Intelect Network Technologies Company, DNA Enterprises, Inc., or Intelect Visual Communications Corp. discontinues its business; or

          (i) ERISA Default. A Plan fails to maintain the qualifications for any Plan required by ERISA, and there shall result from any such event or events either liability or a material risk of incurring liability to the PBGC or to a Plan, which would have a Material Adverse Effect; or

          (j) Cross Default. Company is in Default under any of the other Transaction Documents.

                                    ARTICLE 8
                                SPECIAL INDEMNITY

     Section 8.01 Expenses. The Company shall pay (to the maximum extent permitted by law) all investment fees and expenses and all other reasonable fees and disbursements (including without limitation, all reasonable fees and disbursements of counsel) in connection with the transactions contemplated hereby and by the other Transaction Documents, whether or not such transactions shall be consummated, and shall pay the reasonable fees and disbursements of counsel for the holders of the Preferred Stock in connection with any subsequent amendment, waiver, consent, modification or enforcement hereof or thereof.

     Section 8.02 Indemnity. The Company agrees to indemnify and hold harmless (to the maximum extent permitted by law) Coastal and its Affiliates and their respective directors, members, beneficiaries, trustees beneficial owners, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and consultants) (any of the foregoing a "Claim") that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising in each case arising out of or in connection with or by reason of the actual or proposed use of the proceeds of the sale of the Series A Preferred Stock (except to the extent, and only to the extent, that such Claim is for any loss in value of the Series A Preferred Stock).

                                    ARTICLE 9
                                  MISCELLANEOUS

     Section 9.01 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement or the Note, addressed to such party at its address set forth below or at such other address as either of the Parties hereto may hereafter notify the other in writing.

To Company:       INTELECT COMMUNICATIONS SYSTEMS LIMITED
                  1100 Executive Drive
                  Richardson, Texas  75081
                  Telephone:   972-367-2100
                  Telecopy:    972-367-2271
                  Attention: Herman Frietsch, Chairman and CEO
with a copy to:   RYAN & SUDAN, L.L.P.
                  909 Fannin, 39th Floor
                  Houston, Texas 77010
                  Telephone:   713-652-0501
                  Telecopy:    713-652-0503
                  Attention:  Philip P. Sudan, Jr.

To Coastal:       THE COASTAL CORPORATION SECOND PENSION TRUST
                  Nine Greenway Plaza
                  Houston, Texas  77046-0995
                  Telephone:   713-877-6825
                  Telecopy:    713-877-7071
                  Attn: Corporate Secretary

with a copy to:   THE COASTAL CORPORATION
                  Nine Greenway Plaza
                  Houston, Texas  77046-0995
                  Telephone:   713-877-6920
                  Telecopy:    713-877-7132
                  Attn: Director, Financial Administration

     Section 9.02 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, the Company may not assign or transfer any of its interest hereunder without the prior written consent of Coastal and provided further that Coastal may not assign its interest hereunder without the prior written consent of the Company, which consent of either party shall not be withheld unreasonably.

     Section 9.03 Survival of Agreements. All representations and warranties of the Company herein shall survive the effective date of this Agreement.

     Section 9.04 Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the this Agreement.

     Section 9.05 Amendment or Waiver. This Agreement may not be amended, changed, waived, discharged or terminated without the written consent of the Company and Coastal.

     Section 9.06 No Waiver; Remedies Cumulative. No failure or delay on the part of the Company or Coastal in exercising any right, power or privilege hereunder and no course of dealing between the Company and Coastal shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Company or Coastal would otherwise have.

     Section 9.07 Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 9.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company and Coastal.

     Section 9.09 Governing Law. THIS AGREEMENT, AND THE APPLICATION OR INTERPRETATION THEREOF, SHALL BE GOVERNED EXCLUSIVELY BY ITS TERMS AND BY THE LOCAL, INTERNAL LAW OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THE CONFLICTS OF LAWS RULES OF THE STATE OF TEXAS WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION IN WHICH CASE THE LAWS OF THE STATE OF TEXAS SHALL NONETHELESS APPLY. THE PARTIES CONSENT TO JURISDICTION IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS.

     Section 9.10 Entire Agreement. This Agreement, including the Exhibits attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to the subject matter.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the date first above written.

INTELECT COMMUNICATIONS                        THE COASTAL CORPORATION SECOND
         SYSTEMS LIMITED                             PENSION TRUST


By: _________________________                  By: ____________________________
    Herman M. Frietsch                             Donald H. Gullquist
    Chairman & CEO                                 Senior Vice President
                                                   The Coastal Corporation













































      Signature Page to Subscription Agreement for Series A Preferred Stock

                     PREFERRED SHARES SUBSCRIPTION AGREEMENT

                                     BETWEEN

                  THE COASTAL CORPORATION SECOND PENSION TRUST

                                       AND

                     INTELECT COMMUNICATIONS SYSTEMS LIMITED

                                TABLE OF CONTENTS

(This Table of Contents attached to the Agreement is provided for convenience only, is not a part of such, and shall not in any way affect the meaning or construction thereof.)

                                                                            Page

ARTICLE 1        GENERAL TERMS..............................................  1

     1.01        Definitions................................................  1

ARTICLE 2        TERMS OF SUBSCRIPTIONS.....................................  3

     2.01        Issuance and Purchase of Preferred Stock...................  3
     2.02        Conversion of Loan to Preferred Stock......................  3
     2.03        Restrictive Legend.........................................  4
     2.04        Rights and Preferences.....................................  4
     2.05        Costs......................................................  4
     2.06        Registration Rights........................................  5
     2.07        Right of First Refusal.....................................  5

ARTICLE 3        CONDITIONS.................................................  5

     3.01        Secretary's Certificates...................................  5
     3.02        Good Standing..............................................  5
     3.03        No Default.................................................  6
     3.04        Regulatory Requirements....................................  6
     3.05        Representations and Warranties.............................  6
     3.06        Payment of Fees and Disbursements..........................  6
     3.07        Opinions of Counsel........................................  6
     3.08        NASDAQ Requirements........................................  7

ARTICLE 4        REPRESENTATIONS AND WARRANTIES.............................  7

     4.01        By The Company.............................................  7
     4.02        By Coastal.................................................  9

ARTICLE 5        AFFIRMATIVE COVENANTS...................................... 10

     5.01        Financial Statements and Reports........................... 10
     5.02        Legal Existence............................................ 10
     5.03        Use of Proceeds............................................ 10
     5.04        Insurance.................................................. 11
     5.05        Maintenance of Property.................................... 11
     5.06        Inspection of Property; Books and Records; Discussions..... 11
     5.07        Patents, Licenses, Etc..................................... 11
     5.08        Further Assurances......................................... 11
     5.09        Reimbursement of Expenses.................................. 11
     5.10        Notice of Certain Events................................... 11
     5.11        Hart-Scott-Rodino.......................................... 12

ARTICLE 6        NEGATIVE COVENANTS......................................... 12

     6.01        Payment of Dividends....................................... 12
     6.02        Liens and Pledges of Assets and Stock...................... 12
     6.03        Patents, Licenses, Etc..................................... 12


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     6.04        Consolidation or Merger.................................... 12
     6.05        Sale of Assets............................................. 12
     6.06        Liquidation................................................ 12
     6.07        Restrictive Agreements Prohibited.......................... 13
     6.08        Bye-Laws................................................... 13

ARTICLE 7        EVENTS OF DEFAULT.......................................... 13

     7.01        Events..................................................... 13

ARTICLE 8        SPECIAL INDEMNITY.......................................... 14

     8.01        Expenses................................................... 14
     8.02        Indemnity.................................................. 14

ARTICLE 9        MISCELLANEOUS.............................................. 14

     9.01        Notices.................................................... 14
     9.02        Benefit of Agreement....................................... 15
     9.03        Survival of Agreements..................................... 15
     9.04        Invalidity................................................. 15
     9.05        Amendment or Waiver........................................ 15
     9.06        No Waiver; Remedies Cumulative............................. 15
     9.07        Headings................................................... 15
     9.08        Counterparts............................................... 15
     9.09        Governing Law.............................................. 16
     9.10        Entire Agreement........................................... 16

EXHIBIT A        AMENDED AND RESTATED NOTE
EXHIBIT B        REGISTRATION RIGHTS AGREEMENT
EXHIBIT C        OPINION OF COUNSEL


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